2006 ANNUAL SHAREHOLDERS MEETING

The 2006 annual meeting of shareholders was held on April
20, 2006 for the following purposes:

1.	To elect a Board of eight (8) Directors;

2.	To ratify or reject the selection of Plante & Moran,
PLLC as independent registered public accountants of the Fund for the calendar year ending December 31, 2006.

The following Directors were elected for Proposal 1:
Thomas E. O'Hara, Kenneth S. Janke,  Lewis A. Rockwell,
Peggy L. Schmeltz, Carl A. Holth, Benedict J. Smith, James M. Lane,
and Luke E. Sims.   For Proposal 2, shareholders ratified the
selection of Plante & Moran, PLLC as independent registered public accountants of the Fund.

Tabulation Report
Proposal 1 - Election of Directors
			  For      Against   Abstain	Withheld
Thomas E. O'Hara	1,797,676			157,689
Kenneth S. Janke	1,843,375			111,989
Lewis A. Rockwell	1,794,265			161,099
Peggy L. Schmeltz	1,841,465			113,900
Carl A. Holth		1,858,543			 96,821
Benedict J. Smith	1,822,047			133,318
James M. Lane		1,857,270			 98,095
Luke E. Sims		1,894,992			 60,372


Proposal 2 - Selection of Plante
 & Moran, PLLC          1,909,886   28,605    16,873

Total shares issued and outstanding on record date:  2,792,336